UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2017

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 6, 2017, the Chairman and CEO and the Corporate Vice President and Interim CFO of PAREXEL International Corporation (the “Company”) approved a plan to restructure its operations to improve the productivity and efficiency of the company, simplify the organization, and streamline decision-making, thereby enhancing client engagement. The restructuring initiative is company-wide. These actions are expected to result in pre-tax charges in the range of $25 million to $35 million, all of which are anticipated to be cash expenditures. The Company expects to record a pre-tax charge in the third quarter of the fiscal year ending June 30, 2017 (“Fiscal Year 2017”) in the range of $20 million to $27 million, with the remainder of the charges to be incurred by the end of the fiscal year ending June 30, 2018 (“Fiscal Year 2018”). The charges will include approximately $24 million to $32 million in employee separation costs and approximately $1 million to $3 million in other costs. The Company anticipates completing restructuring activities by the end of Fiscal Year 2018, and expects the charges to result in annual pre-tax savings of approximately $7 million to $10 million over the course of Fiscal Year 2017 and approximately $30 million to $40 million on an annualized basis when fully completed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2017	PAREXEL International Corporation
By:	/s/ Emma Reeve
Emma Reeve Corporate Vice President and Interim CFO